Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS STRONG FISCAL 2015

SECOND QUARTER RESULTS, EXCEEDING EXPECTATIONS

— THE COMPANY REAFFIRMS GUIDANCE FOR THE FULL FISCAL YEAR

ON A CONSTANT CURRENCY BASIS —

New York, NY, February 5, 2015 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its second quarter ended December 31, 2014 of $3.04 billion, a 1% increase, compared with $3.02 billion in the prior-year quarter.  Net earnings for the quarter were $435.7 million, compared with $432.5 million last year and diluted net earnings per common share increased 3% to $1.13, compared with $1.09 in the prior year.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.07.  Excluding the impact of foreign currency translation, net sales increased 5% and diluted net earnings per common share increased 10%, which reflects a reduction in the Company’s effective tax rate.

Fabrizio Freda, President and Chief Executive Officer, said, “Our successful performance this quarter reflected solid global demand for our brands, including a strong holiday season.  Our results further demonstrate our ability to grow despite currency headwinds and softness in several countries.  For the quarter, our sales and profits came in higher than planned as we continued to leverage our diverse growth engines and capitalized on high-growth opportunities, which translated into excellent results in several of our higher-margin brands and channels, while efficiently managing costs.  Key drivers of our performance were the United Kingdom and emerging markets, our makeup and luxury brands, and online, specialty-multi and freestanding store channels.

“We began the second half of our fiscal year by successfully completing the acquisitions of Editions de Parfums Frédéric Malle and GLAMGLOW.  These brands, along with RODIN olio lusso and Le Labo, which we purchased last quarter, complement our portfolio in skin care and luxury fragrance and further strengthen our long-term strategic growth plan.

“Our second half plans call for an acceleration of sales and profit growth supported by a strong innovation pipeline and current product successes, improving trends in our large heritage brands, emerging markets and our high-growth channels and brands.  With the agility we have created, we will continue to strategically invest in growth opportunities, even in the face of softness and challenges in certain markets.  With half of the year behind us, we are reaffirming our full fiscal year constant currency net sales growth estimate of 5% to 6% and earnings per share of 7% to 10%, excluding the effect of the retailer orders accelerated into fiscal 2014 from the rollout of our Strategic Modernization Initiative.”

Results by Product Category

	Three Months Ended December 31
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Constant	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2014	2013	Basis	Currency	2014	2013	Basis
Skin Care	$1,274.4	$1,261.3	1%	6%	$317.1	$338.0	(6)%
Makeup	1,176.2	1,129.1	4	9	253.4	248.3	2
Fragrance	439.7	477.8	(8)	(4)	47.5	60.5	(21)
Hair Care	137.1	135.1	1	5	16.2	7.7	100 +
Other	17.1	15.3	12	16	(1.4)	(1.7)	18
Subtotal	3,044.5	3,018.6	1	5	632.8	652.8	(3)
Adjustments associated with restructuring activities	—	0.1			—	3.5
Total	$3,044.5	$3,018.7	1%	5%	$632.8	$656.3	(4)%

In addition to net sales, the change in operating income in each of the Company’s product categories was unfavorably impacted by the strength of the U.S. dollar in relation to certain currencies.  Total operating income in constant currency increased 2%.

Skin Care

•                  Skin care net sales increased, reflecting the recent launches of Advanced Night Repair Eye Synchronized Complex II and Re-Nutriv Ultimate Diamond from Estée Lauder, as well as the Clinique Smart custom-repair serum and the Clinique Sonic System Purifying Cleansing Brush.  Also contributing to sales were recent product launches from the Company’s luxury skin care brand, La Mer.

•                  The skin care category was up against a difficult comparison with the prior-year period, which featured significant launches of reformulated iconic products from certain of the Company’s heritage brands, including Advanced Night Repair products from Estée Lauder and Dramatically Different Moisturizing Lotion+ from Clinique.

•                  Operating income decreased, primarily reflecting lower sales from certain heritage brands.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands and from recent launches, such as Pure Color Envy sculpting lipstick and Perfectionist makeup from Estée Lauder.

•                  Sales from makeup artist brands benefited from new product offerings, as well as expanded distribution in a number of channels, including freestanding stores.

•                  Sales in the category also reflect strong double-digit growth from Smashbox and the Tom Ford line of cosmetics.

•                  The increase in makeup operating income primarily reflected improved results from makeup artist brands, partially offset by lower results from our heritage brands.

Fragrance

•                  In fragrance, sales decreased, primarily reflecting lower sales of certain Estée Lauder fragrances, as well as certain designer fragrances.

•                  Partially offsetting these lower sales were the recent launches of Jo Malone Wood Sage & Sea Salt, DKNY MYNY and Tom Ford Velvet Orchid.

•                  Fragrance operating income decreased, reflecting the lower sales, partially offset by higher results from the Company’s luxury fragrance brands, as a result of new product launches and expanded distribution.

Hair Care

•                  The hair care category’s growth benefited from expanded global distribution, primarily in salons, department stores and travel retail for Aveda and from specialty-multi brand retailers for Bumble and bumble.

•                  Hair care net sales growth also reflects the recent launches of Smooth Infusion Naturally Straight by Aveda and the expansion of Bumble and bumble’s Hairdresser’s Invisible Oil line of products.

•                  Hair care operating income increased more than 100%, primarily reflecting higher net sales driven by expanded global distribution and new product launches, as well as strategically lower investment spending.

Results by Geographic Region

	Three Months Ended December 31
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Constant	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2014	2013	Basis	Currency	2014	2013	Basis
The Americas	$1,201.4	$1,194.6	1%	4%	$120.8	$152.2	(21)%
Europe, the Middle East & Africa	1,211.5	1,181.0	3	9	355.2	332.4	7
Asia/Pacific	631.6	643.0	(2)	2	156.8	168.2	(7)
Subtotal	3,044.5	3,018.6	1	5	632.8	652.8	(3)
Adjustments associated with restructuring activities	—	0.1			—	3.5
Total	$3,044.5	$3,018.7	1%	5%	$632.8	$656.3	(4)%

In addition to net sales, the change in operating income in each of the Company’s geographic regions was unfavorably impacted by the strength of the U.S. dollar in relation to certain currencies.  Total operating income in constant currency increased 2%.

The Americas

•                  Sales in the United States increased, primarily due to higher sales from the Company’s makeup and luxury brands, driven by new product introductions, successful holiday sets and expanded distribution. Sales in the Company’s online business grew strong double digits.

•                  Sales in the Company’s heritage brands decreased, due, in part, to a difficult comparison with the prior-year period, which featured significant launches of reformulated iconic products.

•                  In constant currency, sales grew in Canada and Latin America, while reported sales decreased, due to the impact of foreign currency translation.

•                  Operating income in the Americas decreased, primarily reflecting increased costs behind capability-building initiatives, such as research and development and information technology, and, to a lesser extent, acquisitions and the lower sales in heritage brands, as well as lower results in Latin America, primarily Venezuela. This decrease was partially offset by higher results from makeup artist, hair care and luxury brands.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in most product categories and in virtually all countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by double-digit constant currency growth in the United Kingdom, Nordic and a number of emerging markets, including Russia, the Middle East, Turkey, South Africa and Central Europe.  Double-digit growth was also posted in Switzerland and India, while strong sales gains were generated in France and Benelux.

•                  Retail sales grew mid-single digits in travel retail, while net sales decreased, reflecting a rebalancing of inventory levels at certain retailers, the timing of shipments attributable to a later Chinese New Year and softness of some key foreign currencies affecting travel and consumptions.  The Company expects a more normalized sales growth pattern in the second half of the fiscal year.  The Company’s travel retail business continues to benefit from new launch initiatives, an increase in global airline passenger traffic and expanded distribution.

•                  Operating income increased, primarily due to higher results in the United Kingdom, the Middle East and Nordic, which were partially offset by lower results in travel retail, as well as in Russia, reflecting the impact of foreign currency translation.

Asia/Pacific

•                  Sales in the region increased in constant currency with double-digit growth in Australia and solid sales gains in China, Japan and Thailand.

•                  The higher sales in China were primarily from increased sales from certain heritage brands despite being up against a difficult comparison with the prior-year period that featured significant launch activity.

•                  These increases were partially offset by lower sales in Singapore, Taiwan and Hong Kong.  In Hong Kong, political instability has negatively impacted business and the Company remains cautious of the slower growth there.

•                  In Asia/Pacific, operating income decreased, due to lower results in Taiwan, Korea, China and Hong Kong.  The lower results in China reflect increased advertising spending to support sales growth.  Higher operating results were posted primarily in Thailand and Australia.

Six-Month Results

•                  For the six months ended December 31, 2014, the Company reported net sales of $5.68 billion compared to $5.69 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 2%.

•                  The Company reported net earnings of $663.8 million for the six months ended December 31, 2014, compared with $733.2 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2014 was $1.71 compared with $1.86 reported in the prior-year period.

•                  The fiscal 2015 six-month results comparison was unfavorably impacted by the acceleration of sales orders from certain retailers in connection with the Company’s rollout of its last major wave of SMI in July 2014 in certain of its locations.

•                  Excluding the impact of the shift and restructuring adjustments, net sales and earnings per share in constant currency for the six months ended December 31, 2014 would have increased 5% and 7%, respectively.  Net sales in constant currency grew in each of the Company’s geographic regions and product categories.

•                  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Cash Flows

•                  For the six months ended December 31, 2014, net cash flows provided by operating activities increased 27% to $993.7 million, compared with $782.4 million in the prior year.

•                  The improvement primarily reflected an increase in cash from certain working capital components, partially offset by lower net earnings.

Outlook for Fiscal 2015 Third Quarter and Full Year

The Company continues to estimate global prestige beauty will grow approximately 3% to 4%.  The Company expects to grow ahead of the industry by focusing on the fastest growing product categories, channels and countries. The Company also expects to leverage its strong sales growth and increase its operating margin and cash flow from operations.

While the Company’s business is performing well overall, it continues to see economic challenges in certain countries around the world.  The Company is cautious of the slower growth in Hong Kong and China, a decline in spending by Chinese, Russian and Brazilian travelers and unfavorable foreign exchange due to the strength of the U.S. dollar in relation to certain currencies.

Some retailers accelerated their sales orders in connection with the Company’s rollout of its last major wave of SMI in July 2014 in certain of its locations.  While those additional orders benefited fiscal 2014 results, the Company’s full year fiscal 2015 results will reflect a corresponding adverse effect. The Company’s fiscal 2015 full year outlook includes the impact of this shift.

Third Quarter Fiscal 2015

•                  Net sales are forecasted to increase between 6% and 7% in constant currency.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 6% to 7% versus the prior-year period.

•                  The Company’s recent acquisitions are forecast to contribute approximately 50 to 70 basis points to the Company’s overall sales growth.  Acquisitions are estimated to negatively impact earnings per share by approximately $.02.

•                  Diluted net earnings per share are projected to be between $.45 and $.50.

•                  The approximate 6% to 7% negative currency impact on the sales growth equates to about $.07 of earnings per share.

•                  During the quarter, the Company plans to increase marketing spending behind more targeted advertising, merchandising and sampling to support product launches and accelerate momentum.

Full Year Fiscal 2015

•                  Net sales are forecasted to grow between 2% and 3% in constant currency.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is now expected to negatively impact sales by approximately 4% versus the prior-year period.

•                  The impact of the accelerated retailer orders is expected to reduce the fiscal 2015 full year sales by approximately 3%.

•                  Net sales excluding the effect of the accelerated retailer orders are forecasted to grow between 5% and 6% in constant currency.

•                  The Company’s recent acquisitions are forecast to contribute approximately 40 basis points to the Company’s overall sales growth.  Acquisitions are estimated to negatively impact earnings per share by approximately $.06.

•                  Diluted net earnings per share, including the effect of the accelerated retailer orders, the negative impact of foreign currency translation and acquisitions, are projected to be between $2.72 to $2.80.

•                  Diluted net earnings per share, excluding the effect of the accelerated retailer orders, are projected to be between $2.93 to $3.01. This also reflects the negative impact of foreign currency translation and acquisitions.

•                  The approximate 4% negative currency impact on the sales growth equates to about $.23 of earnings per share.  On a constant currency basis and before the effect of the accelerated retailer orders, earnings per share is expected to grow between 7% to 10%.

	Year Ending June 30, 2015
Reconciliation between GAAP and non-	Net Sales Growth
GAAP estimates	Reported		Constant	Diluted Earnings
(Unaudited)	Basis		Currency	Per Share
Forecast including the impact of the fiscal 2015 accelerated retailer orders	(2)% – (1)%	(1)	2% – 3%	$2.72 – $2.80	(1)
Non-GAAP
Impact of fiscal 2015 accelerated orders	~3%		~3%	.21
Forecast excluding the accelerated retailer orders	1% – 2%		5% – 6%	$2.93 – $3.01

(1) Represents GAAP estimates.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2015 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 67722547).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2015 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative, other information technology initiatives or by restructurings;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)

the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)	the timing and impact of acquisitions, investments and divestitures; and
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone London, Bumble and bumble, Darphin, Michael Kors, Flirt!, GoodSkin Labs,  Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle and GLAMGLOW.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2014	2013	Change	2014	2013	Change

Net Sales	$3,044.5	$3,018.7	1%	$5,675.5	$5,693.7	0%
Cost of Sales	573.1	581.6		1,109.7	1,125.7
Gross Profit	2,471.4	2,437.1	1%	4,565.8	4,568.0	0%

Gross Margin	81.2%	80.7%		80.4%	80.2%

Operating expenses:
Selling, general and administrative	1,838.6	1,784.2		3,585.0	3,464.4
Restructuring and other charges	—	(3.4)		—	(2.2)
	1,838.6	1,780.8	3%	3,585.0	3,462.2	4%

Operating Expense Margin	60.4%	59.0%		63.1%	60.8%

Operating Income	632.8	656.3	(4)%	980.8	1,105.8	(11)%

Operating Income Margin	20.8%	21.7%		17.3%	19.4%

Interest expense	15.0	14.6		29.8	29.2
Interest income and investment income, net	3.8	2.2		5.4	3.3
Earnings before Income Taxes	621.6	643.9	(3)%	956.4	1,079.9	(11)%

Provision for income taxes	183.9	208.7		289.5	342.9
Net Earnings	437.7	435.2	1%	666.9	737.0	(10)%

Net earnings attributable to noncontrolling interests	(2.0)	(2.7)		(3.1)	(3.8)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$435.7	$432.5	1%	$663.8	$733.2	(9)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.15	$1.11	3%	$1.74	$1.89	(8)%
Diluted	1.13	1.09	3%	1.71	1.86	(8)%

Weighted average common shares outstanding:
Basic	380.0	388.3		380.9	388.1
Diluted	386.1	395.4		387.1	395.1

In the fiscal 2014 fourth quarter some retailers accelerated sales orders in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations of approximately $178 million.  These orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.  The impact of this shift is reflected in the consolidated statements of earnings for the six months ended December 31, 2014.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)			Percent Change
	2014	2013	Reported Basis	Local Currency	2014		2013	Reported Basis
Results by Geographic Region

The Americas	$2,316.2	$2,397.0	(3)%	(1)%	$178.2		$308.2	(42)%
Europe, the Middle East & Africa	2,153.7	2,072.2	4	7	525.1		513.2	2
Asia/Pacific	1,205.6	1,224.4	(2)	1	277.5		282.1	(2)
Subtotal	5,675.5	5,693.6	0	2	980.8		1,103.5	(11)
Adjustments associated with restructuring activities	—	0.1			—	-	2.3
Total	$5,675.5	$5,693.7	0%	2%	$980.8		$1,105.8	(11)%

Results by Product Category

Skin Care	$2,365.8	$2,432.3	(3)%	0%	$493.5		$579.6	(15)%
Makeup	2,197.5	2,130.1	3	6	379.3		414.6	(9)
Fragrance	817.1	845.2	(3)	(1)	86.5		97.4	(11)
Hair Care	265.2	259.9	2	5	25.0		16.1	55
Other	29.9	26.1	15	18	(3.5)		(4.2)	17
Subtotal	5,675.5	5,693.6	0	2	980.8		1,103.5	(11)
Adjustments associated with restructuring activities	—	0.1			—		2.3
Total	$5,675.5	$5,693.7	0%	2%	$980.8		$1,105.8	(11)%

The change in net sales and operating income for the six months ended December 31, 2014 in the Company’s geographic regions and product categories was unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 11 that exclude the impact of the shift in orders on the Company’s net sales and operating income by geographic regions and product categories for the six months ended December 31, 2014.

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to adjustments associated with restructuring activities and the accelerated orders associated with the Company’s Strategic Modernization Initiative (SMI) rollout.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created an unfavorable comparison between the fiscal 2015 and fiscal 2014 six months of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

 (Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2014				Six Months Ended December 31, 2013				% Change
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$5,675.5	$—	$178.3	$5,853.8	$5,693.7	$(0.1)	$—	$5,693.6	3%
Cost of sales	1,109.7	—	35.1	1,144.8	1,125.7	0.0	—	1,125.7

Gross Profit	4,565.8	—	143.2	4,709.0	4,568.0	(0.1)	—	4,567.9	3%
Gross Margin	80.4%			80.4%	80.2%			80.2%

Operating expenses	3,585.0	—	16.0	3,601.0	3,462.2	2.2	—	3,464.4	4%
Operating Expense Margin	63.1%			61.5%	60.8%			60.8%

Operating Income	980.8	—	127.2	1,108.0	1,105.8	(2.3)	—	1,103.5	0%
Operating Income Margin	17.3%			18.9%	19.4%			19.4%

Provision for income taxes	289.5	—	45.3	334.8	342.9	(0.9)	—	342.0
Net Earnings Attributable to The Estée Lauder Companies Inc.	663.8	—	81.9	745.7	733.2	(1.4)	—	731.8	2%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.71	—	.21	1.93	1.86	(.00)	—	1.85	4%

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders and the adjustments associated with restructuring activities, net sales and operating results for the six months ended December 31, 2014 would have increased/(decreased) as follows:

	Six Months Ended December 31, 2014
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
(Unaudited; Dollars in millions)	Net Sales	Operating Results	Reported Basis	Constant Currency	Results As Adjusted
Product Category:
Skin Care	$91	$72	1%	3%	(2)%
Makeup	65	41	6	9	2
Fragrance	21	14	(1)	2	3
Hair Care	1	—	2	5	56
Other	—	—	15	18	17
Total	$178	$127	3%	5%	0%

Geographic Region:
The Americas	$84	$53	0%	2%	(25)%
Europe, the Middle East & Africa	68	53	7	10	13
Asia/Pacific	26	21	1	3	6
Total	$178	$127	3%	5%	0%

Total operating income in constant currency for the six months ended December 31, 2014, excluding the impact of the shift in orders and the adjustments associated with restructuring activities, increased 4%.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2014	June 30 2014	December 31 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,241.2	$1,629.1	$1,748.0
Short-term investments	130.8	—	—
Accounts receivable, net	1,399.0	1,379.3	1,501.0
Inventory and promotional merchandise, net	1,112.3	1,294.0	1,145.9
Prepaid expenses and other current assets	542.7	522.8	530.7
Total Current Assets	4,426.0	4,825.2	4,925.6

Property, Plant and Equipment, net	1,434.2	1,502.6	1,395.4
Other Assets	1,996.4	1,541.0	1,520.2
Total Assets	$7,856.6	$7,868.8	$7,841.2

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$68.5	$18.4	$15.9
Accounts payable	495.0	524.5	493.3
Other current liabilities	1,480.7	1,513.8	1,529.9
Total Current Liabilities	2,044.2	2,056.7	2,039.1

Noncurrent Liabilities
Long-term debt	1,320.7	1,324.7	1,322.9
Other noncurrent liabilities	662.4	618.0	596.1
Total Noncurrent Liabilities	1,983.1	1,942.7	1,919.0

Total Equity	3,829.3	3,869.4	3,883.1
Total Liabilities and Equity	$7,856.6	$7,868.8	$7,841.2

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2014	2013
Cash Flows from Operating Activities
Net earnings	$666.9	$737.0
Depreciation and amortization	198.6	184.4
Deferred income taxes	(32.8)	(18.3)
Other items	112.3	97.5
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(109.8)	(318.4)
Decrease (increase) in inventory and promotional merchandise, net	107.1	(12.9)
Decrease (increase) in other assets, net	2.9	(44.8)
Increase in accounts payable and other liabilities	48.5	157.9
Net cash flows provided by operating activities	$993.7	$782.4

Capital expenditures	$187.4	$216.9
Payments to acquire treasury stock	478.6	204.9
Dividends paid	168.9	148.4
Acquisition of businesses and other intangible assets	104.2	9.2
Purchases of investments, net	499.3	0.6

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